Exhibit 4.2

Execution Version

GARTNER, INC.

AND

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION

as Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of November 20, 2025

$350,000,000 4.950% Senior Notes due 2031

FIRST SUPPLEMENTAL INDENTURE, dated as of November 20, 2025 between Gartner, Inc., a Delaware corporation (the “Company”), and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”):

WHEREAS, the Company and the Trustee executed and delivered an Indenture, dated as of November 20, 2025 (the “Base Indenture” and, as supplemented hereby, the “Indenture”), to provide for the issuance by the Company from time to time of senior debt securities evidencing its unsecured indebtedness, to be issued in one or more series as provided in the Base Indenture;

WHEREAS, the Company has authorized the issuance of a series of securities evidencing its senior indebtedness, consisting initially of $350,000,000 aggregate principal amount of 4.950% Senior Notes due 2031 (the “Notes”);

WHEREAS, the entry into this First Supplemental Indenture by the parties hereto is in all respects authorized by the provisions of the Base Indenture;

WHEREAS, the Company desires to establish the respective terms of the Notes in accordance with Section 2.03 of the Base Indenture and to establish the forms of the Notes in accordance with Section 2.01 of the Base Indenture; and

WHEREAS, all acts and requirements necessary to make this First Supplemental Indenture a valid and legally binding agreement of the Company, in accordance with its terms, have been done.

NOW, THEREFORE, in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed as follows for the equal and ratable benefit of the Holders of the Notes:

ARTICLE 1

Section 1.01 Additional Defined Terms. Capitalized terms used but not defined in this First Supplemental Indenture shall have the meanings ascribed thereto in the Base Indenture. In addition, as used herein, the following defined terms shall have the following meanings with respect to the Notes only:

“Affiliate” of any specified Person means any other Person, directly or indirectly, controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Aggregate Debt” means the sum of the following, as of the date of determination: (1) the aggregate principal amount of the Company’s and its domestic wholly owned subsidiaries’ Indebtedness incurred after the Initial Issuance Date and secured by Liens not permitted by the first paragraph under Section 1.02(t)(i) and (2) the Company’s and its domestic wholly owned subsidiaries’ Attributable Debt in respect of sale and leaseback transactions entered into after the Initial Issuance Date pursuant to the second paragraph of Section 1.02(t)(ii).

“Applicable Procedures” means, with respect to any matter at any time, the policies and procedures of a Depository, if any, that are applicable to such matter at such time.

“Attributable Debt” means, with respect to any sale and leaseback transaction, at the time of determination, the lesser of (1) the fair market value of such Principal Property as determined in good faith by the Board of Directors, and (2) the total obligation (discounted to the present value at the implicit interest factor, determined in accordance with GAAP, included in the rental payments) of the lessee for rental payments (other than amounts required to be paid on account of property taxes as well as maintenance, repairs, insurance, water rates and other items which do not constitute payments for property rights) during the remaining portion of the base term of the lease included in such transaction.

“Base Indenture” has the meaning ascribed to it in the recitals.

“Below Investment Grade Rating Event” with respect to the Notes means that the rating of the Notes is lowered by two or more of the Rating Agencies and the Notes are rated below Investment Grade by two or more of the Rating Agencies, and such lowering occurs on any date from the date of the public notice of the Company’s intention to effect a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies as a result of the Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee and the Company in writing at its or the Company’s request that the reduction was the result of any event or circumstance comprised of or arising as a result of the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Board of Directors” means the board of directors of the Company or any duly authorized committee thereof.

“Business Day” means any Monday, Tuesday, Wednesday, Thursday or Friday which is not a day when banking institutions in the City of New York or in the place of payment are authorized or obligated by law or executive order to be closed.

“Capitalized Lease Obligations” means as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital or finance leases on a balance sheet of such Person under GAAP (as in effect on the Initial Issuance Date) and, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP (as in effect on the Initial Issuance Date). Any lease that would be characterized as an operating lease in accordance with GAAP on the Initial Issuance Date (whether or not such operating lease was in effect on the Initial Issuance Date ) shall, unless the Company determines otherwise, continue to be accounted for as an operating lease (and not as a capital or finance lease), regardless of any change in GAAP following the Initial Issuance Date that would otherwise require such lease to be re-characterized (on a prospective or retroactive basis or otherwise) as a capital or finance lease.

“Capital Stock” of any Person means any and all shares, interests, rights to purchase, warrants, options, participations or other equivalents of or interests in (however designated) equity of such Person, including any Preferred Stock, but excluding any debt securities convertible or exchangeable into such equity.

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person;

provided, however, that no such transaction (including a transaction in which the Company becomes a Subsidiary of another Person) shall constitute a Change of Control if (a) following such transaction, holders of securities that represented 100% of the Voting Stock of the Company (or a holding company for the Company) immediately prior to such transaction (or other securities into which such securities are converted as part of a merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the Company or such surviving Person or, in the case of a holding company for the Company or such surviving Person, such holding company immediately after such transaction or (b) immediately following the consummation of such transaction, no Person, other than a holding company satisfying the requirements of this clause, beneficially owns, directly or indirectly through one or more intermediaries, a majority of the total voting power of the outstanding Voting Stock of the Company or such surviving Person or, in the case of a holding company for the Company or such surviving Person, such holding company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct Subsidiary of a holding company, (b) such holding company owns no assets other than the Capital Stock of the Company and (c) upon completion of such transaction, the ultimate beneficial ownership of the Company has not been modified by such transaction.

“Change of Control Payment Date” has the meaning ascribed to it in Section 1.02(h).

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Company” has the meaning ascribed to it in the recitals.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Company and its consolidated subsidiaries, as set forth on the Company’s most recent consolidated balance sheet.

“Equity Interests” means Capital Stock or partnership, participation or membership interests and all warrants, options or other rights to acquire Capital Stock or partnership, participation or membership interests (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock or partnership, participation or membership interests).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fitch” means Fitch Ratings Inc., and any successor to its rating agency business.

“Foreign Subsidiary” means any Subsidiary that (1) is not organized under the laws of any state of the United States or the District of Columbia or (2) is organized under the laws of any state of the United States or the District of Columbia and is a Subsidiary of a Subsidiary described in the forgoing clause (1).

“GAAP” means accounting principles generally accepted in the United States of America, which are in effect as of the date of application thereof.

“Guarantee Obligation” means as to any Person (the “guaranteeing person”), any obligation, including a reimbursement, counterindemnity or similar obligation, of the guaranteeing person that guarantees or in effect guarantees, or which is given to induce the creation of a separate obligation by another Person (including any bank under any letter of credit) that guarantees or in effect guarantees, any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee

Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Company in good faith.

“Indebtedness” of any specified Person means, without duplication, indebtedness of such Person for borrowed money (including, without limitation, indebtedness for borrowed money evidenced by notes, bonds, debentures or similar instruments). For the avoidance of doubt, (1) obligations in respect of hedging transactions and cash management obligations, (2) accrued payables and trade credit, (3) deferred compensation, (4) pension obligations or liabilities and (5) obligations in respect of taxes shall not be Indebtedness.

“Indenture” has the meaning ascribed to it in the recitals.

“Initial Issuance Date” means November 20, 2025.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) from Fitch, or an equivalent rating by any other Rating Agency.

“Lien” shall have the meaning ascribed to it in Section 1.02(t)(i).

“Moody’s” means Moody’s Ratings, Inc., a subsidiary of Moody’s Corporation, and any successor to its rating agency business.

“Notes” shall have the meaning ascribed to it in the recitals.

“Notice” shall have the meaning ascribed to it in Section 2.06.

“Officer’s Certificate” means a certificate signed by the chairman of the Board of Directors, the chief executive officer, the president, the chief financial officer, any executive vice president, senior vice president or vice president, the treasurer or any assistant treasurer or the secretary or any assistant secretary of the Company, or any officer for whom an incumbency certificate has been delivered to the Trustee, evidencing such officer’s authority to sign on behalf of the Company, and delivered to the Trustee. Each such certificate shall comply with Section 314 of the Trust Indenture Act, if applicable, and include (except as otherwise expressly provided) the statements provided in Section 10.04 of the Base Indenture.

“Outstanding” (except as otherwise provided in Section 2.09 of the Base Indenture), when used with reference to Securities, means, subject to the provisions of Section 2.09 of the Base Indenture, as of any particular time, all Securities authenticated and delivered by the Trustee under the Indenture, except:

(a) Securities theretofore cancelled by the Trustee or delivered to the Trustee for cancellation;

(b) Securities, or portions thereof, for the payment or redemption of which moneys or Government Securities (as provided for in Section 8.01 of the Base Indenture) in the necessary amount shall have been deposited in trust with the Trustee or with any paying agent (other than the Company) or shall have been set aside, segregated and held in trust by the Company for the Holders of such Securities (if the Company shall act as its own paying agent), provided, that if such Securities, or portions thereof, are to be redeemed prior to the maturity thereof, notice of such redemption shall have been given as herein provided;

(c) Securities which shall have been paid or in substitution for which other Securities shall have been authenticated and delivered pursuant to the terms of Section 2.08 of the Base Indenture (except with respect to any such Security as to which proof reasonably satisfactory to the Trustee is presented that such Security is held by a person in whose hands such Security is a legal, valid and binding obligation of the Company); and

(d) Securities that have been defeased pursuant to Section 8.01 of the Base Indenture.

“Par Call Date” means February 20, 2031 (one (1) month prior to the maturity date of the Notes).

“Person” means any individual, corporation, partnership, limited liability company, limited liability partnership, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

“Preferred Stock” as applied to the Capital Stock of any corporation, means Capital Stock of any class or classes (however designated) which is preferred as to the payment of dividends, or as to the distributions of assets upon any voluntary or involuntary liquidation or dissolution of such corporation, over shares of capital of any other class of such corporation.

“Principal Property” means any single parcel of real property or any permanent improvement thereon owned by the Company or any of its domestic wholly owned subsidiaries having a book value, as of the date of determination, in excess of 2% of Consolidated Total Assets. Principal Property does not include any property that the Board of Directors has determined not to be of material importance to the business conducted by the Company and its subsidiaries, taken as a whole.

“Property” shall have the meaning ascribed to it in Section 1.02(t)(i).

“Purchase Money Obligations” means any Indebtedness incurred to finance or refinance the acquisition, leasing, construction or improvement of property (real or personal) or assets (including Capital Stock), and whether acquired through the direct acquisition of such property or assets or the acquisition of the Capital Stock of any Person owning such property or assets, or otherwise; provided that such Indebtedness is incurred within 180 days after such acquisition.

“Rating Agencies” means S&P, Moody’s and Fitch, or any successor to the respective rating agency business thereof, or if none of S&P, Moody’s and Fitch shall make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for one or more of S&P, Moody’s or Fitch, as the case may be.

“Refinance” means, in respect of any Indebtedness, to refinance, extend, renew, refund, repay, prepay, redeem, defease or retire, or to issue other Indebtedness in exchange or replacement for, such Indebtedness. “Refinanced” and “Refinancing” shall have correlative meanings.

“Second Change of Control Payment Date” shall have the meaning ascribed to it in Section 1.02(h)(iv).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company or other business entity of which more than 50% of the total voting power of shares of Voting Stock is at the time owned or controlled, directly or indirectly, by:

(1) such Person;

(2) such Person and one or more Subsidiaries of such Person; or

(3) one or more Subsidiaries of such Person.

Unless otherwise indicated, when used herein, the term “Subsidiary” shall refer to a Subsidiary of the Company.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs.

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)-H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities-Treasury constant maturities-Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the Par Call Date (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life—and shall interpolate to the Par Call Date on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the Par Call Date. If there is no United States Treasury security maturing on the Par Call Date but there are two or more United States Treasury securities with a maturity date equally distant from the Par Call Date, one with a maturity date preceding the Par Call Date and one with a maturity date following the Par Call Date, the Company shall select the United States Treasury security with a maturity date preceding the Par Call Date. If there are two or more United States Treasury securities maturing on the Par Call Date or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

“Trustee” has the meaning ascribed to it in the recitals.

“Voting Stock” of a Person means all classes of Capital Stock or other interests (including partnership interests) of such Person then outstanding and normally entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof (or the controlling managing member or general partner, as applicable).

Section 1.02 Terms of Notes. The following terms relating to the Notes are hereby established:

(a) Designation. The designation of the Notes is “4.950% Senior Notes due 2031” (CUSIP No. 366651 AJ6).

(b) Initial Aggregate Principal Amount. The Notes shall be limited in initial aggregate principal amount to $350,000,000.

(c) Currency Denomination. The Notes shall be denominated in U.S. Dollars.

(d) Maturity. The date on which the principal of the Notes is payable is March 20, 2031.

(e) Rate of Interest; Interest Payment Date; Regular Record Dates. Each Note shall bear interest from the Initial Issuance Date at 4.950% per annum until the principal thereof is paid. Such interest shall be payable semi-annually in arrears on March 20 and September 20 of each year, commencing on March 20, 2026, to the Persons in whose names the Notes are registered at the close of business on the immediately preceding March 1 and September 1, respectively (whether or not such record date is a Business Day). Interest on the Notes shall accrue from the most recent date to which interest has been paid or, if no interest has been paid, from the Initial Issuance Date. Interest on the Notes shall be computed on the basis of a 360-day year composed of twelve 30-day months. In the event that any date on which principal, premium, if any, or interest is payable on the Notes is not a Business Day, then payment of the principal, premium, if any, or interest payable on such date will be made on the next succeeding day that is a Business Day (and no additional interest shall accrue as a result of such delay in payment).

(f) Place of Payment. Principal of, premium, if any, and interest on the Notes shall be payable, and the transfer of the Notes shall be registrable, at the Corporate Trust Office of the Trustee; provided, however, that while the Notes are represented by a Registered Global Security, payment of principal of, premium, if any, or interest on the Notes may be made by wire transfer to the account of the Depositary or its nominee in accordance with the Applicable Procedures.

(g) Optional Redemption. Prior to the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

(A) 100% of the principal amount of the Notes to be redeemed; and

(B) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Notes matured on the Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30- day months) at the Treasury Rate plus 20 basis points, less (b) interest accrued and unpaid thereon to the redemption date, plus, in each case, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date.

In addition, on or after the Par Call Date, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date.

The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or obligation to calculate or verify the redemption price.

Notice of any redemption will be mailed (or, in the case of Notes held in book-entry form, be transmitted electronically in accordance with the Depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each Holder of Notes to be redeemed (with a copy to the Trustee), except that redemption notices may be delivered more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Indenture in accordance with Section 8.01 of the Base Indenture.

In the case of a partial redemption, selection of the Notes for redemption will be made by lot. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the Holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another Depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the Depositary.

Unless the Company defaults in payment of the redemption price, on and after the redemption date interest will cease to accrue on the Notes or portions thereof called for redemption.

Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an offering of capital stock of the Company or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Subject to DTC’s applicable procedures, the Company shall provide written notice to the Trustee not later than 9:00 a.m. New York City time on the redemption date if such notice has been delayed or rescinded, and upon receipt the Trustee shall provide such notice to each Holder of Notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Company.

(h) Change of Control Repurchase Event. (i) If a Change of Control Repurchase Event occurs, unless the Company has previously exercised its right to redeem the Notes in whole pursuant to Section 1.02(g), the Company will be required to make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of that Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes to be repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at its option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will send a notice to each Holder of Notes to be repurchased, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase such Notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of such Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(A) accept for payment all Notes to be repurchased or portions of Notes to be repurchased (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to the offer;

(B) deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(C) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

(ii) The paying agent will promptly mail (or, in the case of Notes held in book-entry form, transmit electronically) to each Holder of Notes properly tendered the repurchase price for such Notes, and upon receipt of written instruction from the Company signed by one Officer of the Company, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes surrendered; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

(iii) The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company pursuant to this Section 1.02(h) and the third party repurchases all Notes properly tendered and not withdrawn under its offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company pursuant to this Section 1.02(h). In addition, the Company will not be required to, and the Company will not, make an offer to repurchase the Notes upon a Change of Control Repurchase Event if there has occurred and is continuing on the Change of Control Payment Date an Event of Default with respect to the Notes.

(iv) If the Holders of not less than 90% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Repurchase Event and the Company, or any third party making such an offer in lieu of the Company as described above, purchases all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided that such notice is given not more than 60 days following such repurchase pursuant to the offer to repurchase the Notes upon a Change of Control Repurchase Event described above) to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Second Change of Control Payment Date.

(i) Mandatory Redemption. Other than with respect to a Change of Control Repurchase Event as described in Section 1.02(h), the Notes are not mandatorily redeemable. The Notes are not entitled to the benefit of a sinking fund or any analogous provisions.

(j) Denominations. The Notes shall be issued initially in minimum denominations of $2,000 and shall be issued in integral multiples of $1,000 in excess thereof.

(k) Amount Payable Upon Acceleration. The principal of the Notes shall be payable upon declaration of acceleration pursuant to Section 6.02 of the Base Indenture. The Notes shall not be Original Issue Discount Securities within the meaning of the Indenture.

(l) Payment Currency. Principal and interest on the Notes, including payments made upon any redemption of the Notes, shall be payable in U.S. Dollars.

(m) Payment Currency – Election. The principal of and interest on the Notes shall not be payable in a currency other than U.S. Dollars.

(n) Payment Currency – Index. The principal of and interest on the Notes shall not be determined with reference to an index based on a coin or currency.

(o) Registered Securities. The Notes shall initially be issuable as Registered Global Securities, subject to Section 2.07 of the Base Indenture.

(p) Additional Amounts. The Company shall not pay additional amounts on the Notes held by a Person who is not a U.S. person in respect of any tax, assessment or governmental charge withheld or deducted.

(q) Definitive Certificates. Section 2.07 of the Base Indenture will govern the transferability of the Notes in definitive form.

(r) Registrar; Paying Agent; Depositary. The Trustee shall initially serve as the registrar and the paying agent for the Notes. In acting hereunder and in connection with the Notes, the Paying Agent and Registrar shall act solely as agents of the Company, and will not thereby assume any obligations towards or relationship of agency or trust for or with any Holder. The Depository Trust Company shall initially serve as the Depositary for the Registered Global Security representing the Notes.

(s) [Reserved].

(t) Covenants. There shall be the following additions to the covenants of the Company set forth in Article 4 of the Base Indenture with respect to the Notes:

(i) Limitation on Liens. The Company will not, and will not permit any of its domestic wholly owned subsidiaries to, create or assume any mortgage, pledge, security interest, lien, charge or encumbrance of any kind (each, a “Lien”) on (a) any Principal Property or (b) any capital stock or Indebtedness of any of the Company’s domestic wholly owned subsidiaries (together, “Property”), whether now owned or hereafter acquired, in order to secure any Indebtedness, without effectively providing that the Notes shall be secured by a Lien ranking equal to and ratably with (or, at the option of the Company, senior to) such secured Indebtedness until such time as such Indebtedness is no longer secured by such Lien. If such Indebtedness is no longer secured by such Lien, then the Lien securing the Notes granted pursuant to this clause will be automatically released. Notwithstanding the foregoing, the limitations on Liens set out in this paragraph will not apply to the following:

(A) Liens for taxes, assessments or governmental charges not yet due or the nonpayment of which in the aggregate would not reasonably be expected to have a material adverse effect or that are being contested in good faith by appropriate proceedings; provided that adequate reserves (in the good faith judgment of the management of the Company) with respect thereto are maintained on the books of the Company or its subsidiaries, as the case may be, in conformity with GAAP;

(B) statutory or common law Liens of landlords, carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business;

(C) pledges or deposits in the ordinary course of business (i) in connection with workers’ compensation, unemployment insurance and other social security legislation and (ii) securing liability for reimbursement or indemnification obligations of (including obligations in respect of bank guarantees issued for the account of Foreign Subsidiaries) insurance carriers providing property, casualty or liability insurance to the Company or any of its Subsidiaries;

(D) deposits to secure the performance of bids, trade contracts, governmental contracts (other than for borrowed money), leases, statutory obligations, surety, customs and appeal bonds, performance bonds and other obligations of a like nature (including those required or requested by any governmental authority) incurred in the ordinary course of business, and earnest money deposits to secure obligations under purchase agreements;

(E) Liens securing Indebtedness of the Company or any Subsidiary incurred in respect of (i) performance bonds, completion guarantees, surety bonds, bankers’ acceptances, letters of credit or other similar bonds, instruments or obligations in the ordinary course of business, including Indebtedness evidenced by letters of credit issued in the ordinary course of business to support the insurance or self-insurance obligations of the Company or any of its Subsidiaries (including to secure workers’ compensation and other similar insurance coverages), but excluding letters of credit issued in respect of or to secure money borrowed;

(F) Liens securing Indebtedness (including, without limitation, Capitalized Lease Obligations, industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financings) and Purchase Money Obligations (including obligations in respect of mortgage or other similar financings) to finance the purchase, repair or improvement of fixed or capital assets or real or personal property; provided, however, that such Liens (other than in the case of Liens securing industrial development or similar bonds, or tax-advantaged governmental or quasi-governmental financings, in which case Liens may encumber such property as may be permitted under the terms of such financings) do not at any time encumber any property other than the property financed by such Indebtedness, replacements, additions and accessions thereto and the proceeds thereof;

(G) leases, subleases, easements, rights-of-way, restrictions (including zoning restrictions) and other similar encumbrances and minor title defects incurred in the ordinary course of business that do not in any case materially interfere with the ordinary conduct of the business of the Company or any of its Subsidiaries;

(H) Liens securing securitized indebtedness and receivables factoring, discounting, facilities or securitizations;

(I) Liens securing Guarantee Obligations incurred in the ordinary course of business by the Company or any Subsidiary of obligations of the Company or any Subsidiary, including Guarantee Obligations incurred in the ordinary course of business in respect of obligations of (or to) suppliers, customers, franchisees, lessors and licensees, other than in respect of Indebtedness for borrowed money;

(J) Liens in favor of the Company or any Subsidiary;

(K) Liens created on or existing on the Issue Date securing Indebtedness outstanding on the Issue Date, and any Refinancing thereof, including any associated costs, fee, expenses, premiums and accrued plus unpaid interest;

(L) Liens on any property or asset existing at the time of the acquisition thereof, Liens on property of a Person existing at the time such Person is merged into or consolidated with the Company or a Subsidiary and Liens on property of a Person existing at the time such Person becomes a Subsidiary; provided that (i) such Lien is not created in contemplation of or in connection with such acquisition, merger or consolidation or such Person becoming a Subsidiary, as the case may be, (ii) such Lien shall not apply to any other property or assets of the Company or any Subsidiary and (iii) such Lien shall secure only those obligations which it secures on the date of such acquisition, merger or consolidation or the date such Person becomes a Subsidiary, as the case may be, and any Refinancing thereof not to exceed the outstanding principal amount thereof together with associated costs, fees, expenses, premiums and accrued but unpaid interest;

(M) any judgment Lien not constituting an event of default;

(N) Liens arising from precautionary UCC (or other similar recording or notice statutes) financing statement filings;

(O) Liens in favor of a (i) banking or other financial institution arising as a matter of law or under customary general terms and conditions encumbering deposits (including the right of set-off) incurred in the ordinary course of business or arising pursuant to such banking institutions’ general terms and conditions or (ii) a collection bank arising under Section 4-210 of the UCC on the items in the course of collection;

(P) Liens (i) on cash advances in favor of the seller of any acquired property or (ii) consisting of an agreement to dispose of any property;

(Q) Liens securing Indebtedness in respect of hedging obligations incurred in the ordinary course of business and not for speculative purposes;

(R) ground leases in respect of real property on which facilities owned or leased by the Company and any of its Subsidiaries are located;

(S) interest or title of a lessor or sublessor under leases or subleases entered into by the Company or any of its Subsidiaries in the ordinary course of business;

(T) Liens securing Indebtedness consisting of the financing of insurance premiums in the ordinary course of business;

(U) Liens in favor of the holders of the notes and for any trustee or agents acting on their behalf;

(V) Liens in favor of the United States of America, any State thereof or any foreign government, or any department, agency or instrumentality or political subdivision thereof, to secure partial, progress, advance or other payments; and

(W) Liens securing Indebtedness of the Company or any Subsidiary to the extent the proceeds thereof are used to renew, refund or Refinance any Indebtedness secured by Liens; provided, however, that the principal amount of Indebtedness secured by Liens pursuant to this clause (W) (or, if such Indebtedness provides for an amount less than the principal amount thereof to be due and payable upon a declaration of acceleration of the maturity thereof, the original issue price of such Indebtedness) shall not exceed the sum of the principal amount of Indebtedness so Refinanced, plus the amount of any accrued and unpaid interest and any premium required to be paid in connection with such Refinancing pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Company as necessary to accomplish such Refinancing by means of a tender offer or privately negotiated purchase, plus the amount of expenses in connection therewith.

Notwithstanding the foregoing, the Company or any of its domestic wholly owned subsidiaries may, without equally and ratably securing the Notes, create or incur Liens which would otherwise be subject to the restrictions set forth in the preceding paragraph, if after giving effect thereto and to the retirement of any Indebtedness that is being retired substantially concurrently, Aggregate Debt does not exceed the greater of (1) 15.0% of the Company’s Consolidated Total Assets calculated as of the date of the creation or incurrence of the Lien and (2) $1.25 billion.

For the purposes of determining compliance with Section 1.02(t)(i) hereof, in the event that any Lien meets the criteria of more than one of the types of Liens described in the immediately preceding paragraph or clauses (A) through (W) of this Section 1.02(t)(i), the Company, in its sole discretion, shall classify, and may from time to time reclassify, such Lien and only be required to include the amount and type of such Lien in one of the clauses of this definition.

(ii) Limitation on Sale and Leaseback Transactions. The Company will not, and will not permit any of its domestic wholly owned subsidiaries to, enter into any sale and leaseback transaction for the sale and leasing back of any Principal Property, whether now owned or hereafter acquired, unless:

(A) such transaction was entered into prior to the Initial Issuance Date or any extension, renewal, refinancing, replacement, amendment or modification of such transaction so long as the affected Principal Property is substantially the same as or similar in nature to the Principal Property subject to the sale and leaseback transaction extended, renewed, refinanced, replaced, amended or modified;

(B) such transaction was for the sale and leasing back to the Company or any of its wholly owned subsidiaries of any Principal Property by one of the Company’s wholly owned subsidiaries;

(C) such transaction involves a lease for not more than three years (or which may be terminated by the Company or its subsidiary within a period of not more than three years);

(D) the Company would be entitled to incur Indebtedness secured by a Lien with respect to such sale and leaseback transaction without equally and ratably securing the Notes pursuant to the first paragraph of Section 1.02(t)(i); or

(E) the Company or any of its domestic wholly owned subsidiaries applies an amount equal to the net proceeds from the sale of such Principal Property to the purchase of other property or assets used or useful in the Company’s business (including the purchase or development of other Principal Property) or to the retirement of Indebtedness that is pari passu with the Notes (including the Notes) or Indebtedness of one or more of the Company’s subsidiaries within 365 days before or after the effective date of any such sale and leaseback transaction, provided that, in lieu of applying such amount to the retirement of pari passu Indebtedness or Indebtedness of the Company’s subsidiary, the Company may deliver Notes to the Trustee for cancellation, such Notes to be credited at the cost thereof.

Notwithstanding the restrictions set forth in the preceding paragraph, the Company and its domestic wholly owned subsidiaries may enter into any sale and leaseback transaction which would otherwise be subject to the foregoing restrictions, if after giving effect thereto Aggregate Debt does not exceed the greater of (1) 15.0% of the Company’s Consolidated Total Assets calculated as of the relevant date of determination and (2) $1.25 billion.

Section 1.03 Form of Note.

The forms of the Notes are attached hereto as Exhibit A.

Section 1.04 Additional Notes.

Subject to the terms and conditions contained herein, the Company may, without the consent of any Holders of the Notes, create and issue additional Notes with the same terms (except for the issue date, the offering price and, under certain circumstances, the first interest payment date) as the Notes. The additional Notes will form a single series with the outstanding Notes; provided that if such additional Notes are not fungible with the Notes for U.S. federal income tax purposes, such additional Notes will have one or more separate CUSIP numbers or no CUSIP number. No additional Notes may be issued if an Event of Default has occurred and is continuing with respect to the Notes.

ARTICLE 2

OTHER MODIFICATIONS OF THE BASE INDENTURE

Section 2.01 Successor Corporation.

For the purposes of the Notes, the text of Article 5 of the Base Indenture is replaced in its entirety by the following:

Section 5.01 Company May Consolidate, Etc., Only on Certain Terms. The Company shall not consolidate or merge with or into any other Person or transfer or lease all or substantially all of its consolidated properties and assets to any Person, and the Company shall not permit any other Person to consolidate with or merge into the Company, unless:

(a) either the Company shall be the continuing corporation, or the successor corporation or Person (if other than the Company) formed by such consolidation or into which the Company is merged or to which all or substantially all of the consolidated properties and assets of the Company are transferred or leased is a Person organized or formed under the laws of the United States, any state of the United States or the District of Columbia, and if such entity is not a corporation, a co-obligor of the Securities is a corporation organized or existing under any such laws, and such successor corporation or Person, including such co-obligor, if any, shall expressly assume, by an indenture supplemental hereto all the obligations of the Company under the Securities and this Indenture; and

(b) immediately after giving effect to such transaction and treating any indebtedness which becomes an obligation of the Company or a subsidiary of the Company as a result of such transaction as having been incurred by the Company or such subsidiary at the time of such transaction, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing.

Section 5.02 Successor Person Substituted. The successor Person formed by such consolidation or into which the Company is merged or to which such transfer or lease is made shall succeed to and be substituted for, and may exercise every right and power of, the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein, and thereafter (except in the case of a lease to another Person) the predecessor shall be relieved of all obligations and covenants under the Indenture and the Securities and, in the event of such lease, any such predecessor may be dissolved and liquidated.

Section 5.03 Opinion of Counsel to be Given to Trustee. The Trustee, subject to the provisions of Sections 7.01 and 7.02, shall be provided with an Officer’s Certificate and an Opinion of Counsel stating that any such consolidation, merger, lease or transfer, and any such assumption, complies with the provisions of this Article 5 and the Indenture.

Section 5.04 Recapitalization Transaction. Article 5 shall not apply to any recapitalization transaction, a change of control of the Company or a highly leveraged transaction, unless the transaction or change of control were structured to include a merger or consolidation or transfer or lease of all or substantially all of the Company’s consolidated properties and assets.

Section 2.02 Events of Default. For the purposes of the Notes, the text of Section 6.01 of the Base Indenture is replaced in its entirety by the following:

Section 6.01 Events of Default. An “Event of Default” with respect to the Notes, wherever used herein, means any one of the following events which shall have occurred and be continuing (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

(a) default in the payment of any installment of interest upon the Notes as and when the same shall become due and payable, and continuance of such default for a period of 30 days; or

(b) default in the payment of all or any part of the principal or premium (if any) on the Notes as and when the same shall become due and payable either at maturity, upon any redemption, by declaration or otherwise; or

(c) failure on the part of the Company duly to observe or perform any of the covenants or agreements on the part of the Company in the Notes or contained in the Indenture (other than a covenant or agreement included in the Indenture solely for the benefit of a series of Securities other than the Notes) for a period of 90 days after the date on which written notice specifying such failure, stating that such notice is a “Notice of Default” hereunder and demanding that the Company remedy the same, shall have been given by registered or certified mail, return receipt requested, to the Company by the Trustee, or to the Company and the Trustee by the holders of at least 25% in aggregate principal amount of the Outstanding Notes; or

(d) a court having jurisdiction in the premises shall enter a decree or order for relief in respect of the Company in an involuntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or appointing a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company for any substantial part of its property or ordering the winding up or liquidation of its affairs, and such decree or order shall remain unstayed and in effect for a period of 60 consecutive days; or

(e) the Company shall commence a voluntary case under any applicable bankruptcy, insolvency or other similar law now or hereafter in effect, or consent to the entry of an order for relief in an involuntary case under any such law, or consent to the appointment or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator (or similar official) of the Company or for any substantial part of its or their property, or make any general assignment for the benefit of creditors.

Section 2.03 Modifications of the Indenture. For the purposes of the Notes, Sections 9.01 and 9.02 of the Base Indenture are replaced in their entirety by the following:

Section 9.01 Without Consent of Holders. The Company and the Trustee may amend or supplement the Indenture or the Securities of any series without notice to or the consent of any Holder:

(a) to convey, transfer, assign, mortgage or pledge to the Trustee as security for the Securities of one or more series any property or assets, or release any such security interest in accordance with the terms of such Securities, or under which the grant of such security interest was provided;

(b) to evidence the succession of another corporation to the Company, or successive successions, and the assumption by the successor corporation of the covenants, agreements and obligations of the Company pursuant to Article 5;

(c) to add to the covenants of the Company such further covenants, restrictions, conditions or provisions as the Company shall consider to be for the protection of the Holders of Securities, and to make the occurrence, or the occurrence and continuance, of a default in any such additional covenants, restrictions, conditions or provisions an Event of Default permitting the enforcement of all or any of the several remedies provided in this Indenture as herein set forth; provided that in respect of any such additional covenant, restriction, condition or provision, such supplemental indenture may provide for a particular period of grace after default (which period may be shorter or longer than that allowed in the case of other defaults) or may provide for an immediate enforcement upon such an Event of Default or may limit the remedies available to the Trustee upon such an Event of Default or may limit the right of the Holders of a majority in aggregate principal amount of the Securities of such series to waive such an Event of Default;

(d) to add any additional Events of Default for the benefit of the Holders (as determined by the Company) of all or any series of Securities (and if such additional Events of Default are to be for the benefit of less than all series of Securities, stating that such additional Events of Default are expressly being included solely for the benefit of such series);

(e) to add one or more guarantees for the benefit of Holders of the Securities, or release any guarantees in accordance with the terms under which such guarantee was provided;

(f) subject to any limitations established pursuant to Section 2.03, to provide for the issuance of additional Securities of any series;

(g) to comply with the rules of any applicable Depositary;

(h) to add to or change any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the issuance of Securities in uncertificated form;

(i) to add to, change or eliminate any of the provisions of this Indenture in respect of one or more series of Securities; provided that any such addition, change or elimination (A) shall neither (i) apply to any Security of any series created prior to the execution of such supplemental indenture and entitled to the benefit of such provision nor (ii) modify the rights of the Holder of any such Security with respect to such provision or (B) shall become effective only when there is no Security described in clause (A)(i) Outstanding;

(j) to supplement any of the provisions of this Indenture to such extent as shall be necessary to permit or facilitate the defeasance and discharge of any series of Securities pursuant to Section 8.01; provided that any such action shall not adversely affect the interests of the Holders of Securities of such series or any other series of Securities in any material respect, as determined by the Company and evidenced to the Trustee in an Officer’s Certificate;

(k) to comply with the rules or regulations of any securities exchange or automated quotation system on which any of the Securities may be listed or traded;

(l) to add to, change or eliminate any of the provisions of this Indenture as shall be necessary in accordance with any amendments to the Trust Indenture Act;

(m) to cure any ambiguity, defect, omission or inconsistency or to correct or supplement any provision contained herein or in any supplemental indenture which may be ambiguous, defective or inconsistent with any other provision contained herein or in any supplemental indenture, or to make any other provisions as the Company may deem necessary or desirable, provided, that no such action shall adversely affect the interests of the Holders of Securities of any series in any material respect, as determined by the Company and evidenced to the Trustee in an Officer’s Certificate;

(n) to establish the forms or terms of Securities of any series as permitted by Sections 2.01 and 2.03;

(o) to evidence and provide for the acceptance of appointment hereunder by a successor or separate trustee with respect to the Securities of one or more series and to add to or change any of the provisions of this Indenture as shall be necessary to provide for or facilitate the administration of the trusts hereunder by more than one trustee, pursuant to the requirements of Section 7.09; and

(p) to add to, change or eliminate any other provision under this Indenture; provided that such addition, change or elimination pursuant to this clause (p) shall not adversely affect the interests of the Holders of Securities of any series in any material respect, as determined by the Company and evidenced by delivery of an Officer’s Certificate to the Trustee.

Upon the request of the Company and other documents, if any, required by Section 9.05, the Trustee is hereby authorized to join with the Company in the execution of any such supplemental indenture, to make any further appropriate agreements and stipulations which may be therein contained and to accept the conveyance, transfer, assignment, mortgage or pledge of any property thereunder, but the Trustee shall not be obligated to enter into any such supplemental indenture which affects the Trustee’s own rights, duties, indemnities or immunities under this Indenture or otherwise.

Any supplemental indenture authorized by the provisions of this Section may be executed without the consent of the Holders of any of the Securities at the time Outstanding, notwithstanding any of the provisions of Section 9.02.

Section 9.02 With Consent of Securityholders.

(A) Except as set forth in paragraph (B) below, with the consent (evidenced as provided in Article 10) of the Holders of not less than a majority in aggregate principal amount at the time Outstanding of all series of Securities affected by such supplemental indenture (voting as one class), the Company and the Trustee may, from time to time and at any time, enter into an indenture or indentures supplemental hereto (which shall conform to the provisions of the Trust Indenture Act as in force and effect at the date of execution thereof) for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of this Indenture or of any supplemental indenture or of modifying in any manner the rights of the Holders of the Securities of each such series.

(B) No such supplemental indenture shall, without the consent of the Holders of each Security so affected, (i) extend the final maturity of any Security, or reduce the principal amount thereof, or premium thereon, if any, or reduce the rate or extend the time of payment of interest thereon, or reduce any amount payable on redemption or required repurchase thereof, or make the principal thereof (including any amount in respect of original issue discount), or premium thereon, if any, or interest thereon payable in any coin or currency other than that provided in the Securities or in accordance with the terms thereof, or reduce the amount of the principal of an Original Issue Discount Security that would be due and payable upon an acceleration of the maturity thereof pursuant to Section 6.02 or the amount thereof provable in bankruptcy pursuant to Section 6.01, or alter the provisions of Section 10.15 or impair or affect the right of any Securityholder to institute suit for the payment thereof when due or, if the Securities provide therefor, any right of repayment at the option of the Securityholder, or modify any provision of this Section 9.02(B), except to provide that certain provisions of this Indenture cannot be modified or waived, in each case without the consent of the Holder of each Security so affected, or (ii) reduce the aforesaid percentage of Securities of any series, the consent of the Holders of which is required for any such supplemental indenture.

(C) A supplemental indenture which changes or eliminates any covenant or other provision of this Indenture which has expressly been included solely for the benefit of one or more particular series of Securities, or which modifies the rights of Holders of Securities of such series with respect to such covenant or provision, shall be deemed not to affect the rights under this Indenture of the Holders of Securities of any other series.

Upon the request of the Company and upon the filing with the Trustee of evidence of the consent of the Holders of the Securities as aforesaid and other documents, if any, required by Section 9.05, the Trustee shall join with the Company in the execution of such supplemental indenture unless such supplemental indenture affects the Trustee’s own rights, duties, indemnities or immunities under this Indenture or otherwise, in which case the Trustee may in its discretion, but shall not be obligated to, enter into such supplemental indenture.

It shall not be necessary for the consent of the Securityholders under this Section to approve the particular form of any proposed supplemental indenture, but it shall be sufficient if such consent shall approve the substance thereof.

Promptly after the execution by the Company and the Trustee of any supplemental indenture pursuant to the provisions of this Section, the Company or, at the Company’s written request and expense, the Trustee shall send the Company’s notice thereof to the Holders of then Outstanding Registered Securities in accordance with Applicable Procedures. Any failure of the Company to give such notice or cause such notice to be given, or any defect therein, shall not, however, in any way impair or affect the validity of any such supplemental indenture.

Section 2.04 Satisfaction and Discharge of Indenture, Defeasance and Discharge of Indenture and Defeasance of Certain Obligations. For the purposes of the Notes, Sections 8.01, 8.05 and 8.06 of the Base Indenture are replaced in their entirety by the following:

Section 8.01 Satisfaction and Discharge of Indenture, Defeasance and Discharge of Indenture and Defeasance of Certain Obligations. (A) If at any time (i) the Company shall have paid or caused to be paid the principal of and interest on all the Securities of any series Outstanding hereunder (other than Securities of such series which have been destroyed, lost or stolen and which have been replaced or paid as provided in Section 2.08) as and when the same shall have become due and payable, or (ii) the Company shall have delivered to the Trustee for cancellation all Securities of any series theretofore authenticated (other than any Securities of such series which shall have been destroyed, lost or stolen and which shall have been replaced or paid as provided in Section 2.08) or (iii) in the case of any series of Securities where the exact amount (including the currency of payment) of principal of and interest due on which can be determined at the time of making the deposit referred to in clause (b) below, (a) all the Securities of such series not theretofore delivered to the Trustee for cancellation shall have become due and payable, or are by their terms to become due and payable within one year or are to be called for redemption within one year under arrangements reasonably satisfactory to the Trustee for the giving of notice of redemption, and (b) the Company shall have irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust the entire amount in (i) cash (other than moneys repaid by the Trustee or any paying agent to the Company in accordance with Section 8.04), (ii) in the case of any series of Securities the payments on which may only be made in Dollars, Government Securities, maturing as to principal and interest at such times and in such amounts as will insure the availability of cash sufficient (without reinvestment of any interest earned thereon) to pay at such maturity or upon such redemption, as the case may be, or (iii) a combination thereof, sufficient (without reinvestment of any interest earned thereon) to pay (x) the principal and interest on all Securities of such series on each date that such principal or interest is due and payable and (y) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series; provided, that in the case of any redemption at a price or premium to be calculated based off the Treasury rate or similar rate, the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that such amount is equal to the price or premium calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee on or prior to the redemption date (provided, however that the Trustee shall not be liable for any deficit not so deposited); and if, in any such case, the Company shall also pay or cause to be paid all other sums payable hereunder by the Company with respect to the Securities of such series, then this Indenture shall cease to be of further effect (except as to (i) rights of registration of transfer and exchange of Securities of such Series pursuant to Section 2.07, (ii) substitution of mutilated, defaced, destroyed, lost or stolen Securities, (iii) rights of holders of Securities to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), and remaining rights of the Holders to receive mandatory sinking fund payments, if any, (iv) any optional redemption rights of such series of Securities to the extent to be exercised to make such call for redemption within one year, (v) the rights, obligations, duties, indemnities and immunities of the Trustee hereunder, including those under Section 7.07, (vi) the rights of the Holders of Securities of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them, and (vii) the obligations of the Company under Section 4.02) and the Trustee, on demand of the Company accompanied by an Officer’s Certificate and an Opinion of Counsel and at the cost and expense of the Company, shall execute proper instruments acknowledging such satisfaction of and discharging this Indenture; provided, that the rights of Holders of the Securities to receive amounts in respect of principal of and interest on the Securities held by them shall not be delayed longer than required by then-applicable mandatory rules or policies of any securities exchange upon which the Securities are listed. The Company agrees to reimburse the Trustee for any costs or expenses thereafter reasonably and properly incurred and to compensate the Trustee for any services thereafter reasonably and properly rendered by the Trustee in connection with this Indenture or the Securities of such series.

(B) The following provisions shall apply to the Securities of each series unless specifically otherwise provided in a Board Resolution, Officer’s Certificate or indenture supplemental hereto provided pursuant to Section 2.3. In addition to discharge of the Indenture pursuant to the preceding paragraph, in the case of any series of Securities the exact amounts (including the currency of payment) of principal of and interest due on which can be determined at the time of making the deposit referred to in clause (i) below, the Company shall be deemed to have paid and discharged the entire indebtedness on all the Securities of such a series on the date of the deposit referred to in subparagraph (i) below, and the provisions of this Indenture with respect to the Securities of such series shall no longer be in effect (except as to (i) rights of registration of transfer and exchange of Securities of such series pursuant to Section 2.07 (ii) substitution of mutilated, defaced, destroyed, lost or stolen Securities, (iii) rights of Holders of Securities of such series to receive payments of principal thereof and interest thereon, upon the original stated due dates therefor (but not upon acceleration), and remaining rights of the Holders to receive mandatory sinking fund payments, if any, (iv) any optional redemption rights of such series of Securities, (v) the rights, obligations, duties, indemnities, and immunities of the Trustee hereunder, (vi) the rights of the Holders of Securities of such series as beneficiaries hereof with respect to the property so deposited with the Trustee payable to all or any of them and (vii) the obligations of the Company under Section 4.02) and the Trustee, at the expense of the Company, shall at the Company’s request, execute proper instruments acknowledging the same, if

(a) with reference to this provision the Company has irrevocably deposited or caused to be irrevocably deposited with the Trustee as trust funds in trust, specifically pledged as security for, and dedicated solely to, the benefit of the Holders of the Securities of such series (x) cash in an amount, or (y) in the case of any series of Securities the payments on which may only be made in Dollars, Government Securities (without reinvestment of interest earned thereon), maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (z) a combination thereof, sufficient (without reinvestment of interest earned thereon) to pay (I) the principal and interest on all Securities of such series on each date that such principal or interest is due and payable and (II) any mandatory sinking fund payments on the dates on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series; provided, that before such a deposit the Company may make arrangements reasonably satisfactory to the Trustee for the redemption of Securities at a future date or dates in accordance with this Indenture, which shall be given effect in applying the foregoing; and provided, further, that in the case of any redemption at a price or premium to be calculated based off the Treasury rate or similar rate, the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that such amount is equal to the price or premium calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee on or prior to the redemption date, provided, however that the Trustee shall not be liable for any deficit not so deposited;

(b) no Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit;

(c) such deposit will not result in a breach or violation of, or constitute a default under, any agreement or instrument to which the Company is a party or by which it is bound;

(d) the Company has delivered to the Trustee either (i) an Opinion of Counsel to the effect that the beneficial owners of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit, defeasance and discharge had not occurred, which Opinion of Counsel must be based upon a ruling of the Internal Revenue Service to the same effect or a change in applicable federal income tax law or related Treasury regulations after the date of this Indenture or (y) a ruling directed to the Trustee received from the Internal Revenue Service to the same effect as the aforementioned Opinion of Counsel; and

(e) the Company has delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the discharge contemplated by this provision have been complied with.

(C) The Company shall be released from its obligations under Sections 3.6 and 5.01 and unless otherwise provided for in the Board Resolution, Officer’s Certificate or Indenture supplemental hereto establishing such series of Securities, from all covenants and other obligations referred to in Section 2.03(m) or Section 2.03(t) with respect to such series of Securities outstanding on and after the date the conditions set forth below are satisfied (hereinafter, “covenant defeasance”). For this purpose, such covenant defeasance means that, with respect to the Outstanding Securities of any series, the Company may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in such Section, whether directly or indirectly by reason of any reference elsewhere herein to such Section or by reason of any reference in such Section to any other provision herein or in any other document and such omission to comply shall not constitute an Event of Default under Section 6.01, but the remainder of this Indenture and such Securities shall be unaffected thereby. The following shall be the conditions to application of this subsection C of this Section 8.01:

(i) The Company has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust for the purpose of making the following payments, specifically pledged as security for, and dedicated solely to, the benefit of the holders of the Securities of such series, (x) cash in an amount, or (y) in the case of any series of Securities the payments on which may only be made in Dollars, Government Securities maturing as to principal and interest at such times and in such amounts as will insure the availability of cash or (z) a combination thereof, sufficient to pay (I) the principal and interest on all Securities of such series and (II) any mandatory sinking fund payments on the day on which such payments are due and payable in accordance with the terms of the Indenture and the Securities of such series; provided, that before such a deposit the Company may make arrangements reasonably satisfactory to the Trustee for the redemption of Securities at a future date or dates in accordance with this Indenture, which shall be given effect in applying the foregoing; and provided, further, that in the case of any redemption at a price or premium to be calculated based off the Treasury rate or similar rate, the amount deposited with the Trustee shall be sufficient for purposes of this Indenture to the extent that such amount is equal to the price or premium calculated as of the date of the notice of redemption, with any deficit on the redemption date only required to be deposited with the Trustee on or prior to the redemption date, provided, however that the Trustee shall not be liable for any deficit not so deposited;

(ii) No Event of Default or event which with notice or lapse of time or both would become an Event of Default with respect to the Securities shall have occurred and be continuing on the date of such deposit;

(iii) Such covenant defeasance shall not cause the Trustee to have a conflicting interest for purposes of the Trust Indenture Act with respect to any securities of the Company;

(iv) Such covenant defeasance shall not result in a breach or violation of, or constitute a default under any agreement or instrument to which the Company is a party or by which it is bound;

(v) Such covenant defeasance shall not cause any Securities then listed on any registered national securities exchange under the Exchange Act to be delisted;

(vi) The Company shall have delivered to the Trustee an Opinion of Counsel to the effect that the beneficial owners of the Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such covenant defeasance and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such covenant defeasance had not occurred; and

(vii) The Company shall have delivered to the Trustee an Officer’s Certificate and an Opinion of Counsel, each stating that all conditions precedent provided for relating to the covenant defeasance contemplated by this provision have been complied with.

ARTICLE 3

MISCELLANEOUS

Section 3.01 Confirmation of Indenture.

The Base Indenture, as supplemented and amended by this First Supplemental Indenture, is in all respects ratified and confirmed, and the Base Indenture, this First Supplemental Indenture and all indentures supplemental thereto shall be read, taken and construed as one and the same instrument.

Section 3.02 Concerning the Trustee.

The Trustee assumes no duties, responsibilities or liabilities by reason of this First Supplemental Indenture other than as set forth in the Base Indenture and, in carrying out its responsibilities hereunder, shall have all of the rights, protections, indemnities and immunities which it possesses under the Base Indenture. The Trustee makes no representations as to the validity or sufficiency of this First Supplemental Indenture. The recitals herein are deemed to be those of the Company and not of the Trustee.

Section 3.03 Governing Law; Submission to Jurisdiction; Waiver of Jury Trial.

Each of this First Supplemental Indenture, the Indenture and the Notes shall be deemed to be a contract made under the internal laws of the State of New York, and for all purposes shall be construed in accordance with the laws of said State.

The parties hereby (i) irrevocably submit to the exclusive jurisdiction of any federal or state court sitting in the Borough of Manhattan, the city of New York, (ii) waive any objection to laying of venue in any such action or proceeding in such courts, and (iii) waive any objection that such courts are an inconvenient forum or do not have jurisdiction over any party.

EACH OF THE PARTIES HERETO HEREBY (AND THE HOLDERS, BY THEIR ACCEPTANCE OF THE SECURITIES THEREBY) WAIVES THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE INDENTURE, THIS FIRST SUPPLEMENTAL INDENTURE AND THE NOTES.

Section 3.04 Separability.

In case any provision in this First Supplemental Indenture shall for any reason be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 3.05 Counterparts.

This First Supplemental Indenture may be executed in any number of counterparts each of which shall be an original, but such counterparts shall together constitute but one and the same instrument.

Section 3.06 Electronic Transmission, Electronic Signatures.

The Trustee shall not have any duty to confirm that the person sending any notice, instruction or other communication (a “Notice”) by electronic transmission (including by e-mail, facsimile transmission, web portal or other electronic methods) is, in fact, a person authorized to do so. Electronic signatures believed by the Trustee to comply with the ESIGN Act of 2000 or other applicable law (including electronic images of handwritten signatures and digital signatures provided by DocuSign, Orbit, Adobe Sign or any other digital signature provider acceptable to the Trustee) shall be deemed original signatures for all purposes. Each other party assumes all risks arising out of the use of electronic signatures and electronic methods to send Notices to the Trustee, including without limitation the risk of the Trustee acting on an unauthorized Notice, and the risk of interception or misuse by third parties. Notwithstanding the foregoing, the Trustee may in any instance and in its sole discretion require that an original document bearing a manual signature be delivered to the Trustee in lieu of, or in addition to, any such electronic Notice.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

GARTNER, INC. as the Company

By:	/s/ Craig W. Safian
	Name:	Craig W. Safian
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Supplemental Indenture]

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as the Trustee

By:	/s/ Laurel Casasanta
	Name:	Laurel Casasanta
	Title:	Vice President

[Signature Page to Supplemental Indenture]

Exhibit A

FORM OF NOTE

REGISTERED

THIS NOTE IS A REGISTERED GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITARY OR A NOMINEE OF A DEPOSITARY. UNLESS AND UNTIL THIS NOTE IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE REGISTERED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO THE NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Certificate No. [•]	CUSIP NO. 366651 AJ6
ISIN NO. US366651AJ63

GARTNER, INC.

4.950% Senior Notes due 2031

Gartner, Inc., a Delaware corporation (the “Company,” which terms include any successor corporation under the Indenture hereinafter referred to), for value received, hereby promises to pay to Cede & Co., or registered assigns, the principal sum of ($ ) on March 20, 2031 and to pay interest on said principal sum from November 20, 2025, or from the most recent interest payment date to which interest has been paid or duly provided for, semi-annually in arrears on March 20 and September 20 (each such date, an “Interest Payment Date”) of each year commencing on March 20, 2026, at the rate of 4.950% per annum until the principal hereof shall have become due and payable.

The amount of interest payable on any Interest Payment Date shall be computed on the basis of a 360-day year composed of twelve 30-day months. In the event that any date on which the principal or interest payable on this Note is not a Business Day, then payment of principal or interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of such delay). The interest installment so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in the Indenture (referred to on the reverse hereof) be paid to the Person in whose name this Note is registered at the close of business on the record date for such interest installment, which shall be the close of business on the immediately preceding March 1 and September 1 prior to such Interest Payment Date, as applicable (whether or not such record date is a Business Day). Any such interest installment not punctually paid or duly provided for shall forthwith cease to be payable to the registered Holders on such record date and may be paid to the Person in whose name this Note is registered at the close of business on a subsequent record date (which shall be not less than five Business Days prior to the date of payment of such defaulted interest), notice whereof shall be sent by or on behalf of the Company to the registered Holders of Notes not less than 15 days preceding such subsequent record date, all as more fully provided in the Indenture. The principal of and the interest on this Note shall be payable at the office or agency of the Company maintained for that purpose in any coin or currency of the United States of America that at the time of payment is legal tender for payment of public and private debts; provided, however, that payment of interest, to the extent this Note is not represented by a Registered Global Security, may be made at the option of the Company by check sent to the Person entitled thereto at such address as shall appear in the registry books of the Company; provided, further, that for so long as this Note is represented by a Registered Global Security, payment of principal, premium, if any, or interest on this Note may be made by wire transfer to the account of the Depositary or its nominee in accordance with the Applicable Procedures.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee (as defined below) under the Indenture (as defined below), by the manual signature of one of its authorized signatories, this Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Capitalized terms used in this Note which are defined in the Indenture shall have the respective meanings assigned to them in the Indenture.

The provisions of this Note are continued on the reverse side hereof and such continued provisions shall for all purposes have the same effect as though fully set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed, manually, in facsimile or electronically.

GARTNER, INC. as the Company

By:
Name:
Title:

[Signature Page to Global Note]

CERTIFICATE OF AUTHENTICATION This is one of the Securities referred to in the within-mentioned Indenture U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION as the Trustee

By:
Authorized Signatory

[Signature Page to Global Note]

[REVERSE SIDE OF NOTE]

This Note is one of a duly authorized series of Securities of the Company designated as its 4.950% Senior Notes due 2031 (the “Notes”). The Notes are all issued or to be issued under and pursuant to an Indenture, dated as of November 20, 2025 (the “Base Indenture”), duly executed and delivered between the Company and U.S. Bank Trust Company, National Association, as trustee with respect to the Notes (the “Trustee”), as supplemented by the First Supplemental Indenture (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”) dated as of November 20, 2025 between the Company and the Trustee.

The Notes are issuable only as Registered Securities in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. As provided in the Indenture and subject to certain limitations therein set forth, the Notes are exchangeable for a like aggregate principal amount of Notes as requested by the Holder surrendering the same.

Except as set forth below, this Note is not redeemable. This Note is not entitled to the benefit of a sinking fund or any analogous provision.

Prior to February 20, 2031, the Notes may be redeemed, in whole or in part, at any time and from time to time, at the option of the Company, for cash, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of (i) 100% of the principal amount of the Notes to be redeemed and (ii) (a) the sum of the present values of the remaining scheduled payments of principal and interest thereon, discounted to the redemption date (assuming the Notes matured on February 20, 2031) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points less (b) interest accrued and unpaid thereon to the redemption date, plus, in each case, accrued and unpaid interest, if any, thereon, to, but excluding, the redemption date; provided that the principal amount of any Note remaining outstanding after a redemption in part shall be $2,000 or an integral multiple of $1,000 in excess thereof. In addition, on or after February 20, 2031, the Company may redeem the Notes at its option, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the Notes, plus accrued and unpaid interest to, but excluding, the redemption date. Notwithstanding the foregoing, installments of interest on Notes that are due and payable on interest payment dates falling on or prior to a redemption date will be payable on the interest payment date to the registered Holders as of the close of business on the relevant record date. The Company’s actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no duty or obligation to calculate or verify the redemption price. Notices will be sent (or in the case of Notes held in book-entry form, be transmitted electronically) to Holders of the Notes to be redeemed (with a copy to the Trustee) at least 10 days but not more than 60 days prior to the date fixed for redemption, except that redemption notices may be sent more than 60 days prior to a redemption if the notice is issued in connection with a legal or covenant defeasance of the Notes or a satisfaction and discharge of the Notes and the Indenture pursuant to Section 8.01 of the Indenture. Unless the Company defaults in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the Notes or portions thereof called for redemption. If less than all of the Notes are to be redeemed, the Notes to be redeemed will be selected by the Trustee by lot or in accordance with the Applicable Procedures. Any redemption or notice of redemption may, at the Company’s discretion, be subject to one or more conditions precedent, including the completion of an offering of capital stock of the Company or other corporate transaction. If such redemption is subject to satisfaction of one or more conditions precedent, such notice shall describe each such condition, and if applicable, shall state that, in the Company’s discretion, the redemption date may be delayed until such time (including more than 60 days after the date the notice of redemption was sent, including by electronic transmission) as any or all such conditions shall be satisfied, or such redemption may not occur and such notice may be rescinded in the event that any or all such conditions shall not have been satisfied by the redemption date, or by the redemption date as so delayed, or such notice may be rescinded at any time in the Company’s discretion if in the good faith judgment of the Company any or all of such conditions will not be satisfied. In addition, the Company may provide in such notice that payment of the redemption price and performance of the Company’s obligations with respect to such redemption may be performed by another Person. Subject to Depository Trust Company’s (“DTC”) applicable procedures, the Company shall provide written notice to the Trustee not later than 9:00 a.m. New York City time on the redemption date if such notice has been delayed or rescinded, and upon receipt the Trustee shall provide such notice to each Holder of the Notes in the same manner in which the notice of redemption was given, in the name and at the expense of the Company.

“Treasury Rate” means, with respect to any redemption date, the yield determined by the Company in accordance with the following two paragraphs:

The Treasury Rate shall be determined by the Company after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third business day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities–Treasury constant maturities–Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, the Company shall select, as applicable: (1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to February 20, 2031 (the “Remaining Life”); (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields – one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than, and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than, the Remaining Life – and shall interpolate to February 20, 2031 on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third business day preceding the redemption date H.15 TCM is no longer published, the Company shall calculate the Treasury Rate based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second business day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, February 20, 2031. If there is no United States Treasury security maturing on February 20, 2031 but there are two or more United States Treasury securities with a maturity date equally distant from February 20, 2031, one with a maturity date preceding February 20, 2031 and one with a maturity date following February 20, 2031, the Company shall select the United States Treasury security with a maturity date preceding February 20, 2031. If there are two or more United States Treasury securities maturing on February 20, 2031 or two or more United States Treasury securities meeting the criteria of the preceding sentence, the Company shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

If a Change of Control Repurchase Event occurs, unless the Company has previously exercised its right to redeem the Notes in whole as described above, the Company will be required to make an offer to each Holder of Notes to repurchase all or any part (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) of such Holder’s Notes at a repurchase price in cash equal to 101% of the aggregate principal amount of Notes repurchased plus any accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the repurchase date. Within 30 days following any Change of Control Repurchase Event or, at the Company’s option, prior to any Change of Control, but after the public announcement of an impending Change of Control, the Company will send a notice to each Holder, with a copy to the Trustee, describing the transaction or transactions that constitute or may constitute the Change of Control Repurchase Event and offering to repurchase Notes on the payment date specified in the notice, which date will be no earlier than 10 days and no later than 60 days from the date such notice is sent (the “Change of Control Payment Date”). The notice shall, if sent prior to the date of consummation of the Change of Control, state that the offer to purchase is conditioned on the Change of Control Repurchase Event occurring on or prior to the payment date specified in the notice.

The Company will comply with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and any other securities laws and regulations thereunder, to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Repurchase Event. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control Repurchase Event provisions of the Notes, the Company will comply with the applicable securities laws and regulations and will not be deemed to have breached its obligations under the Change of Control Repurchase Event provisions of the Notes by virtue of such conflict.

On the Change of Control Payment Date, the Company will be required, to the extent lawful, to:

(a) accept for payment all Notes to be repurchased or portions of Notes to be repurchased (in minimum denominations of $2,000 and integral multiples of $1,000 above that amount) properly tendered pursuant to the Company’s offer;

(b) deposit with the paying agent, no later than 11:00 a.m., New York City time, an amount equal to the aggregate purchase price in respect of all Notes or portions of Notes properly tendered; and

(c) deliver or cause to be delivered to the Trustee for cancellation the Notes properly accepted, together with an Officer’s Certificate stating the aggregate principal amount of Notes being repurchased by the Company.

The paying agent will promptly mail (or, in the case of Notes held in book-entry form, transmit electronically) to each Holder of Notes properly tendered the repurchase price for such Notes, and upon receipt of written instruction from the Company signed by one Officer of the Company, the Trustee will promptly authenticate and mail (or cause to be transferred by book-entry) to each Holder a new Note equal in principal amount to any unrepurchased portion of any Notes surrendered; provided that each new Note will be in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The Company will not be required to make an offer to repurchase the Notes upon a Change of Control Repurchase Event if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company as set forth herein and the third party repurchases all Notes properly tendered and not withdrawn under its offer in the manner, at the times and otherwise in compliance with the requirements for an offer made by the Company as set forth herein. In addition, the Company will not be required to, and will not, make an offer to repurchase any Notes upon a Change of Control Repurchase Event if there has occurred and is continuing on the Change of Control Payment Date an Event of Default with respect to the Notes.

If Holders of not less than 90% in aggregate principal amount of the Notes then outstanding validly tender and do not withdraw such Notes in an offer to repurchase the Notes upon a Change of Control Repurchase Event and the Company, or any third party making such an offer in lieu of the Company as described above, purchases all of such Notes properly tendered and not withdrawn by such Holders, the Company or such third party will have the right, upon not less than 10 days’ nor more than 60 days’ prior notice (provided, that such notice is given not more than 60 days following such repurchase pursuant to the offer to repurchase the Notes upon a Change of Control Repurchase Event described above) to redeem all Notes that remain outstanding following such purchase on a date specified in such notice (the “Second Change of Control Payment Date”) and at a price in cash equal to 101% of the aggregate principal amount of the Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to, but excluding, the Second Change of Control Payment Date.

“Below Investment Grade Rating Event” with respect to the Notes means that the rating of the Notes is lowered by two or more of the Rating Agencies and the Notes are rated below Investment Grade by two or more of the Rating Agencies, and such lowering occurs on any date from the date of the public notice of the Company’s intention to effect a Change of Control until the end of the 60-day period following public notice of the occurrence of a Change of Control (which 60-day period shall be extended so long as the rating of the Notes is under publicly announced consideration for possible downgrade by any of the Rating Agencies as a result of the Change of Control); provided that a Below Investment Grade Rating Event otherwise arising by virtue of a particular reduction in rating shall not be deemed to have occurred in respect to a particular Change of Control (and thus shall not be deemed a Below Investment Grade Rating Event for purposes of the definition of Change of Control Repurchase Event hereunder) if the Rating Agency or Rating Agencies making the reduction in rating to which this definition would otherwise apply do not announce or publicly confirm or inform the Trustee and the Company in writing at its or the Company’s request that the reduction was the result of any event or circumstance comprised of or arising as a result of the applicable Change of Control (whether or not the applicable Change of Control shall have occurred at the time of the Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following:

(1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act or any successor provision) is or becomes the beneficial owner (as such term is used in Rules 13d-3 and 13d-5 under the Exchange Act or any successor provision), directly or indirectly, of more than 50% of the total voting power of the Voting Stock of the Company; or

(2) the merger or consolidation of the Company with or into another Person or the merger of another Person with or into the Company or the sale of all or substantially all the assets of the Company (determined on a consolidated basis) to another Person;

provided, however, that no such transaction (including a transaction in which the Company becomes a Subsidiary of another Person) shall constitute a Change of Control if (a) following such transaction, holders of securities that represented 100% of the Voting Stock of the Company (or a holding company for the Company) immediately prior to such transaction (or other securities into which such securities are converted as part of a merger or consolidation transaction) own, directly or indirectly, at least a majority of the voting power of the Voting Stock of the Company or such surviving Person or, in the case of a holding company for the Company or such surviving Person, such holding company immediately after such transaction or (b) immediately following the consummation of such transaction, no Person, other than a holding company satisfying the requirements of this clause, beneficially owns, directly or indirectly through one or more intermediaries, a majority of the total voting power of the outstanding Voting Stock of the Company or such surviving Person or, in the case of a holding company for the Company or such surviving Person, such holding company.

Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control if (a) the Company becomes a direct Subsidiary of a holding company, (b) such holding company owns no assets other than the Capital Stock of the Company and (c) upon completion of such transaction, the ultimate beneficial ownership of the Company has not been modified by such transaction.

“Change of Control Repurchase Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event. Notwithstanding the foregoing, no Change of Control Repurchase Event will be deemed to have occurred in connection with any particular Change of Control unless and until such Change of Control has actually been consummated.

“Fitch” means Fitch Ratings Inc., and any successor to its rating agency business.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s, BBB- (or the equivalent) by S&P, BBB- (or the equivalent) from Fitch, or an equivalent rating by any other Rating Agency.

“Moody’s” means Moody’s Ratings, Inc., a subsidiary of Moody’s Corporation, and any successor to its rating agency business.

“Rating Agencies” means S&P, Moody’s and Fitch, or any successor to the respective rating agency business thereof, or if none of S&P, Moody’s and Fitch shall make a rating on the Notes publicly available, a nationally recognized statistical rating agency or agencies, as the case may be, selected by the Company which shall be substituted for one or more of S&P, Moody’s or Fitch, as the case may be.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., and any successor to its rating agency business.

If an Event of Default with respect to the Notes shall occur and be continuing, the principal of all the Notes may be declared due and payable in the manner and with the effect provided in the Indenture.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Note may be registered on the books of the Registrar, upon surrender of this Note for registration of transfer at the office or agency of the Company maintained by the Company for such purpose in the contiguous United States of America, which shall initially be the Corporate Trust Office, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Trustee duly executed by, the Holder hereof or by its attorney duly authorized in writing, and thereupon one or more new Notes of authorized denominations and for the same aggregate principal amount will be issued to the designated transferee or transferees.

No service charge shall be made for any such registration of transfer or exchange, but the Company and/or the Trustee may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed in connection therewith.

Prior to due presentment of this Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Note is registered as the owner hereof for all purposes, whether or not this Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

[FORM OF SCHEDULE FOR ENDORSEMENTS ON REGISTERED

GLOBAL SECURITIES TO REFLECT CHANGES IN PRINCIPAL AMOUNT]

Schedule A

Changes to Principal Amount of Registered Global Securities

Date	Principal Amount of Notes by which this Registered Global Security is to be Reduced or Increased, and Reason for Reduction or Increase	Remaining Principal Amount of this Registered Global Security	Notation Made By

A-12